The Latin American Discovery Fund, Inc.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Grupo Financiero Banorte SAB de
CV
Purchase/Trade Date:	  7/17/2013
Offering Price of Shares:  MXN 71.500
Total Amount of Offering: 389,018,940 shares
Amount Purchased by Fund: 9,800 shares
Percentage of Offering Purchased by Fund: 0.003
Percentage of Fund's Total Assets: 0.05
Brokers:  Morgan Stanley, BofA Merrill Lynch, JP
Morgan, BTG Pactual, Goldman, Sachs & Co., Itau BBA,
Mitsubishi UFJ Securities, BNP Paribas, Nomura
Purchased from: Merrill Lynch
Firm Commitment Underwriting:
Issuer has over three years of continuous operations*:
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities:
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased:	 Grana y Montero S.A.A.
Purchase/Trade Date:	  7/24/2013
Offering Price of Shares: $21.130
Total Amount of Offering:  19,534,884 shares
Amount Purchased by Fund:  14,323 shares
Percentage of Offering Purchased by Fund: 0.073
Percentage of Fund's Total Assets: 0.30
Brokers:  Credit Suisse, JP Morgan, Morgan Stanley, BTG
Pactual, BBVA Continental, Creditcorp Capital, Interbank
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.